Exhibit 10.5
Third Amendment to the
Bowater Incorporated Compensatory Benefits Plan
As Amended and Restated Effective February 26, 1999
     WHEREAS, Bowater Incorporated (the “Company”) previously amended and restated the Bowater Incorporated Compensatory Benefits plan as of February 26, 1999 (the “Plan”);
     WHEREAS, Section 10 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the “HRCC”) to amend the Plan; and
     WHEREAS, the HRCC desires to amend the Plan to provide that no new employees will participate in the Plan effective as of January 1, 2005.
     NOW, THEREFORE, the Plan is amended, effective as of January 1, 2005, in the following respects:
     1. Section 1 is amended by adding a new paragraph at the end thereto to read as follows:
     “Effective as of January 1, 2005, the Company established the Bowater Incorporated Supplemental Retirement Savings Plan (the ‘Supplemental Savings Plan’) as a new nonqualified deferred compensation plan and as a replacement plan for the portion of the Plan that maintained account balances during the 409A transition period that are subject to provisions of Code Section 409A. As a result, no new employees shall participate in the Plan effective as of January 1, 2005, but shall begin participation in the Supplemental Savings Plan if otherwise eligible pursuant to the terms of the Supplemental Savings Plan.”
     2. Section 3 is amended by adding the following to the end thereto to read as follows:
     “Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005, no new Eligible Employees shall participate in the Plan.”
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     IN WITNESS WHEREOF, the HRCC has caused this Third Amendment to the Plan to be executed by a duly authorized officer this 10th day of October, 2006.

BOWATER INCORPORATED

By:	/s/ James T. Wright

James T. Wright Title: Executive Vice President — Human Resources